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                                                                    Exhibit 10.1


                            Amendment No. 2 to the
                  Manville Corporation Stock Incentive Plan


        WHEREAS, pursuant to Section 11 of the Manville Corporation Stock Incentive Plan (as previously amended, the "Plan"), the Board of Directors (the "Board") of Manville Corporation (the "Company") may amend the Plan, subject to certain requirements contained therein (which are not applicable to the amendment contemplated hereby); and

        WHEREAS, pursuant to a resolution dated April 7, 1995, the Board has determined to amend the Plan as hereinafter set forth and the undersigned is authorized to execute this Amendment No. 2 on behalf of the Company.

        NOW, THEREFORE:

        Section 3.2 of the Plan is hereby amended in its entirety to read as follows:

                 3.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, spin-off, spin-out, distribution of assets to stockholders or other change in corporate structure or similar corporate transaction or event affecting the Stock, such substitution or adjustments shall be made in the aggregate number of shares of Stock reserved for issuance under the Plan, in the number and exercise price of shares subject to outstanding Options, and in the number of shares subject to other outstanding Awards or to which Stock Appreciation Rights relate, as may be determined to be appropriate by the Committee, in its sole discretion; provided, that the number of shares subject to any Award shall always be rounded down to the nearest whole number. Such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Option.